Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vringo Inc.

We consent to the incorporation by reference in the registration statements (No. 333-164575, No. 333-178700, No. 333-180493, No. 333-180609, and No. 333-182823) on Forms S-3, and the registrations statements (No. 333-181477 and No. 333-182853) on Forms S-8, of Vringo Inc. of our report dated March 21, 2013, with respect to the consolidated balance sheets of Vringo Inc. as of December 31, 2012, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year ended December 31, 2012, and for the cumulative period from June 8, 2011 (inception) through December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Vringo Inc.

Our report dated March 21, 2013 contains an explanatory paragraph that states that the consolidated financial statements reflect the effect of a merger transaction that took place on July 19, 2012 and was accounted for as a reverse acquisition. Consequently, the consolidated financial statements for periods prior to the merger reflect the historical results of the accounting acquirer, which is the legal acquiree, and the consolidated financial statements for the period from the merger date through December 31, 2012 reflect the results of the combined company.

This same report also refers to our audit of the adjustments that were applied to revise the 2011 consolidated financial statements, as more fully described in Note 2(a) and Note 2(t) to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2011 consolidated financial statements other than with respect to such adjustments.

Somekh Chaikin

Certified Public Accountants (Isr.)

A member firm of KPMG International

Jerusalem, Israel

March 21, 2013